As filed with the Securities and Exchange Commission on June 2, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENDO INTERNATIONAL PLC

(Exact name of registrant as specified in its charter)

Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland

011-353-1-268-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Matthew J. Maletta, Esq.

Executive Vice President and Chief Legal Officer

Endo International plc

c/o Endo Health Solutions Inc.

1400 Atwater Drive

Malvern, Pennsylvania 19355

(484) 216-0000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Stacy J. Kanter, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Tel.: (212) 735-3000

Fax: (212) 735-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☒	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Unit(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee (3)
Ordinary Shares, nominal value $0.0001 per share	—	—	—	—
Debt Securities	—	—	—	—
Warrants	—	—	—	—
Subscription Rights	—	—	—	—
Share Purchase Contracts	—	—	—	—
Share Purchase Units	—	—	—	—
TOTAL	—	—	—	—

(1)	Not applicable pursuant to Form S-3 General Instruction II(E).
(2)	Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. An indeterminate aggregate initial offering price or number of Ordinary Shares, Debt Securities, Warrants, Subscription Rights, Share Purchase Contracts and Share Purchase Units, of Endo International plc is being registered as may from time to time be issued at currently indeterminable prices and as may be issuable upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including under any applicable anti-dilution provisions. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.
(3)	In accordance with Rule 456(b) and Rule 457(r), the registrant is deferring payment of all of the registration fee.

Prospectus

Endo International plc

Ordinary Shares

Debt Securities

Warrants

Subscription Rights

Share Purchase Contracts

Share Purchase Units

Endo International plc may offer from time to time (i) ordinary shares, (ii) unsecured senior, subordinated or junior subordinated debt securities, (iii) warrants to purchase ordinary shares, debt securities or other securities, (iv) subscription rights to purchase ordinary shares, debt securities or other securities, (v) share purchase contracts to purchase our ordinary shares, or (vi) share purchase units consisting of (a) share purchase contracts, (b) warrants, and/or (c) debt securities issued by Endo International plc or debt obligations of third parties (including United States treasury securities or other share purchase contracts), that secure the holders’ obligations to purchase or to sell, as the case may be, ordinary shares under the share purchase contract.

We will provide the terms of these securities in supplements to this prospectus.

In addition, selling shareholders to be named in a prospectus supplement may offer our ordinary shares from time to time.

To the extent that any selling shareholder resells any securities, the selling shareholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling shareholder and the terms of the securities being offered.

You should read this prospectus and any prospectus supplement before you invest.

Our ordinary shares are listed on The NASDAQ Global Market (“NASDAQ”) under the symbol “ENDP,” and on the Toronto Stock Exchange (“TSX”) under the symbol “ENL.” If we decide to seek a listing of any securities offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any.

Our principal office is located at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland. Our telephone number is 011-353-1-268-2000.

Investing in our securities involves risk. See “Risk Factors” beginning on page 5 and the documents incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 2, 2015

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we and/or the selling shareholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and/or the selling shareholders may offer. We will provide the terms of these securities in supplements to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” on page 6.

As used in this prospectus, unless otherwise indicated or the context otherwise requires, all references to (a)“Endo,” “the Company,” “we,” “our,” “us” or similar terms mean Endo Health Solutions Inc. and its subsidiaries prior to February 28, 2014 and Endo International plc and its subsidiaries thereafter, (b) “EHSI” mean Endo Health Solutions Inc. and its subsidiaries, (c) “our board of directors” refers to the board of directors of Endo International plc, and (d) “$” and “Dollars” mean U.S. Dollars.

TRADEMARKS

Aveed®, Fortesta® Gel, Lidoderm®, Opana® ER, Percocet®, Supprelin® LA, Testim®, Valstar®, Vantas®, and XIAFLEX® are some of our trademarks. Frova® is owned by Vernalis Development Ltd., Sumavel® DosePro® is owned by Zogenix, Inc., Natesto™ is owned by Trimel BioPharma SRL, and Voltaren® Gel is owned by Novartis Corp., and these trademarks are used under licenses. We also have a number of other registered trademarks, trade names and pending trademark applications related to our companies, brands, and brand concepts.

ENDO

Endo is an Ireland-domiciled, global specialty pharmaceutical company focused on branded and generic pharmaceuticals. We aim to be the premier partner to healthcare professionals and payment providers, delivering an innovative suite of branded and generic drugs to meet patients’ needs. Our major subsidiary in the United States is EHSI, which is based in Malvern, Pennsylvania, and is the headquarters for our United States operations.

We regularly evaluate and, where appropriate, execute on opportunities to expand through the acquisition of products and companies in areas that will serve patients and customers and that we believe will offer above average growth characteristics and attractive margins. In particular, we look to continue to enhance our product lines by acquiring or licensing rights to additional products and regularly evaluate selective acquisition and license opportunities.

On May 18, 2015, we announced that we had entered into a definitive agreement to acquire Par Pharmaceutical Holdings, Inc. (“Par”), a pharmaceutical company that develops, licenses, manufactures, markets and distributes generic drugs. Par focuses on high-barrier-to-entry products that are difficult to formulate, difficult to manufacture or face complex legal and regulatory challenges. Par operates in two business segments, (i) Par Pharmaceutical, which includes generic products marketed under Par Pharmaceutical and sterile products marketed under Par Sterile Products, LLC (“Par Sterile,” formerly known as JHP Pharmaceuticals, LLC); and (ii) Par Specialty Pharmaceuticals (“Par Specialty,” formerly known as Strativa Pharmaceuticals), which markets two branded products, Nascobal® Nasal Spray and Megace® ES.

In November 2010, EHSI acquired Generics International (US Parent), Inc. (doing business as Qualitest Pharmaceuticals (“Qualitest”)), a leading U.S.-based privately held generics company. Qualitest provides high-quality generic pharmaceuticals. Qualitest, with the recent acquisitions of Boca Pharmacal LLC (“Boca”) in February 2014 and DAVA Pharmaceuticals, Inc. (“DAVA”) in August 2014, is the third largest U.S. generics company based on extended units sold. Qualitest’s product portfolio is comprised of over 775 products within over 140 product families. The product portfolio includes tablets, capsules, creams, ointments, suppositories, and liquids.

In June 2011, EHSI acquired American Medical Systems Holdings, Inc. (“AMS”), a provider of devices and therapies for treating male and female pelvic health conditions. On February 24, 2015, our board of directors approved a plan to sell the Company’s AMS business, which comprises the entirety of our Devices segment. Subsequently, the Company entered into a definitive agreement to sell the Men’s Health and Prostate Health components of the AMS business to Boston Scientific Corporation for up to $1.65 billion, with $1.6 billion in upfront cash. The Company is also eligible to receive a potential milestone payment of $50 million in cash conditioned on Boston Scientific achieving certain product revenue milestones in the Men’s Health and Prostate Health components in 2016. In addition, Boston Scientific Corporate will pay $60.0 million in exchange for 60,000 shares of Series B Non-Voting Preferred Stock issued by American Medical Systems Holdings, Inc. The preferred stock entitles the holder to dividends payable quarterly at an initial annual rate of 7.25%, which will increase by 0.25% each year on January 1, from 2018 until the rate equals 11.50%. While the preferred stock remains outstanding, American Medical Systems Holdings, Inc. will be subject to certain affirmative and negative covenants, including an obligation to maintain assets in excess of the liquidation preference of the preferred stock, and restrictions on the sale of assets and the incurrence of certain indebtedness. The preferred stock matures and becomes mandatorily redeemable in 2035. The transaction with Boston Scientific Corporation is expected to close in the third quarter of 2015, subject to customary conditions, including the expiration or termination of any applicable waiting periods under applicable competition laws. In addition, the Company is currently pursuing a sale of the Women’s Health component of the AMS business.

On October 31, 2013, the Company was incorporated in Ireland as a private limited company and re-registered effective February 18, 2014 as a public limited company. It was established for the purpose of facilitating the business combination between EHSI and Paladin Labs Inc. (“Paladin”). On February 28, 2014, the Company acquired all of the shares of Paladin and a subsidiary of the Company merged with and into EHSI, with EHSI surviving the merger. As a result of these transactions, the former shareholders of EHSI and Paladin became the shareholders of the Company, and both EHSI and Paladin became the Company’s indirect wholly-owned subsidiaries.

Paladin is a specialty pharmaceutical company focused on acquiring and in-licensing innovative pharmaceutical products for the Canadian and world markets. Paladin’s key products serve growing therapeutic areas, including attention deficit hyperactivity disorder (“ADHD”), pain, urology and allergy. In addition to its Canadian operations, Paladin owns Litha Healthcare Group Limited in South Africa.

Prior to our acquisition of Paladin, we operated across our diversified businesses in four key segments, Endo Pharmaceuticals, Qualitest, AMS and HealthTronics, in key therapeutic areas including pain management, urology, oncology and endocrinology. On February 28, 2014, we announced the commencement of reporting our diversified businesses in four key segments, U.S. Branded Pharmaceuticals, U.S. Generic Pharmaceuticals, Devices and International Pharmaceuticals. The first three segments are generally aligned with the previously mentioned first three key segments, namely, Endo Pharmaceuticals, Qualitest and AMS. Our operation of the International Pharmaceuticals business commenced following the Paladin acquisition. As a result of the plan to sell the Company’s AMS business, the three remaining reportable business segments in which the Company now operates are U.S. Branded Pharmaceuticals, U.S. Generic Pharmaceuticals and International Pharmaceuticals.

The operating results of our HealthTronics and AMS businesses are reported as Discontinued operations, net of tax in the Consolidated Statements of Operations. In January 2014, EHSI entered into a definitive agreement to sell our HealthTronics business and the sale was completed on February 3, 2014.

On January 29, 2015, we acquired Auxilium Pharmaceuticals, Inc. (“Auxilium”), a fully-integrated specialty biopharmaceutical company with a focus on developing and commercializing innovative products for specific patients’ needs. Auxilium, with a broad range of first- and second-line products across multiple indications, is an emerging leader in the men’s healthcare sector and has strategically focused its product portfolio and pipeline in orthopedics, dermatology and other therapeutic areas.

We have a portfolio of branded pharmaceuticals offered by our U.S. Branded Pharmaceuticals segment that includes established brand names such as Lidoderm®, Opana® ER, Voltaren® Gel, Percocet®, Fortesta® Gel, Frova®, Supprelin® LA, Valstar®, Vantas®, Sumavel® DosePro®, Aveed®, Natesto™, XIAFLEX® and Testim®. Our non-branded U.S. Generic Pharmaceuticals portfolio currently consists of products primarily focused in pain management through a differentiated portfolio of controlled substances and liquids. The International Pharmaceuticals segment includes a variety of specialty pharmaceutical products and certain medical devices for the Canadian, Latin American, South African and world markets, which we acquired in the Paladin acquisition and Grupo Farmacéutico Somar, Sociedad Anónima Promotora de Inversión de Capital Variable (“Somar”), which we acquired in July 2014. Paladin’s key products serve growing therapeutic areas, including ADHD, pain, urology and allergy. Somar develops, manufactures and markets high-quality generic, branded generic and over-the-counter products across key market segments including dermatology and anti-infectives.

Our ordinary shares are traded on NASDAQ under the ticker symbol “ENDP,” and on TSX under the ticker symbol “ENL.”

Par Acquisition

On May 18, 2015, the Company, Par, our subsidiaries, Endo Limited, Endo Health Solutions Inc., Hawk Acquisition Ireland Limited and Hawk Acquisition ULC (“Merger Sub”), and Shareholder Representative Services LLC, solely as representative of the Par stockholders, entered into an agreement and plan of merger (the “Merger Agreement”). The Merger Agreement provides for, upon the terms and subject to the conditions set forth in the Merger Agreement, the merger of Merger Sub with and into Par, with Par continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of the Company (the “Acquisition”). Pursuant to the Merger Agreement, Par will become our indirect wholly-owned subsidiary for consideration of approximately 18 million ordinary shares of the Company and $6.50 billion in cash (including the repayment and assumption of Par’s existing debt).

Par is a specialty pharmaceutical company that develops, manufactures and markets safe, innovative and cost-effective pharmaceuticals that help improve patient quality of life. Par has a generics portfolio of approximately 95 products across an extensive range of dosage forms and delivery systems, including immediate and extended release oral solids (tablets, orally disintegrating tablets, capsules and powders), injectables, nasal sprays, ophthalmics (which are sterile pharmaceutical preparations administered for ocular conditions) and transdermal patches (which are medicated adhesive patches designed to deliver the drug through the skin).

Par operates in two business segments, Par Pharmaceutical, which includes generic products marketed under Par Pharmaceutical and sterile products marketed under Par Sterile, and Par Specialty. Par Pharmaceutical offers a line of high-barrier-to-entry generic drugs, while Par Specialty provides niche, innovative brands. Par Sterile develops, manufactures and markets both branded and generic aseptic injectable pharmaceuticals.

Par is currently a privately-held company that was acquired through a take-private transaction by an affiliate of TPG Capital, L.P. in 2012. The Acquisition is expected to close in the second half of 2015 and is subject to regulatory approval in the United States and certain other jurisdictions and other customary closing conditions.

We intend to fund the cash consideration for the Acquisition with debt financing and by issuing approximately $1.75 billion of new equity. Barclays Bank PLC, Deutsche Bank AG New York Branch, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Bank of America, N.A., Credit Suisse AG, Citigroup Global Markets, Inc., Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, DNB Capital LLC, Sumitomo Mitsui Banking Corporation, SunTrust Bank, Toronto Dominion (Texas) LLC, TD Bank, N.A. and The Bank of Tokyo Mitsubishi UFJ, Ltd.(collectively, the “Lenders”) have committed to provide (i) a senior secured term loan “B-1” facility in an aggregate principal amount of up to $1,500.0 million; (ii) a senior secured term loan “B-2” facility in an aggregate principal amount of up to $3,500.0 million; (iii) a senior secured revolving credit facility in an aggregate principal amount of up to $1,000.0 million; (iv) an unsecured senior bridge facility in an aggregate principal amount of up to $2,275.0 million; and (v) a senior secured bridge loan facility in an aggregate amount of up to $1,000.0 million, on the terms and subject to the conditions set forth in the amended and restated commitment letter, dated as of June 2, 2015, executed by each Lender, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, DNB Markets, Inc., SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC and Endo Limited (the “Debt Commitment Letter”). The financing commitments of the Lenders are subject to various terms and conditions set forth in the Debt Commitment Letter.

We cannot assure you that the Acquisition or its financing will be consummated on the terms described herein or at all.

RISK FACTORS

You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Form 10-K”), as supplemented and otherwise enumerated by our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (the “First Quarter 2015 Form 10-Q”) and the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” in this prospectus. You should also carefully review the cautionary statement in this prospectus referred to under “Cautionary Statement Regarding Forward-Looking Statements.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus contain information that includes or is based on “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These statements are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed results of operations. Also, statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may” or similar expressions are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about the growth of our business, our financial performance and the development of our industry. Because these statements reflect our current views concerning future events, these forward-looking statements involve risks and uncertainties. You should note that many risk factors previously disclosed in our filings with the SEC and with securities regulators in Canada on the System for Electronic Document Analysis and Retrieval (“SEDAR”) and those identified elsewhere in this prospectus could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this prospectus.

We do not undertake any obligation to update our forward-looking statements after the date of this prospectus for any reason, even if new information becomes available or other events occur in the future, except as may be required under applicable securities law. You are advised, however, to consult any further disclosures we make on related subjects in our reports with the SEC and with securities regulators in Canada on SEDAR. Also note that, as described under the caption “Risk Factors” contained in Item 1A of the 2014 Form 10-K, as supplemented and otherwise enumerated by the First Quarter 2015 Form 10-Q, we provide a cautionary discussion of the risks, uncertainties and possibly inaccurate assumptions relevant to our business. These are factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results. We note these factors for you as permitted by Section 27A of the Securities Act and Section 21E of the Exchange Act. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider this to be a complete discussion of all potential risks or uncertainties.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, under which we file annual, quarterly and special reports, proxy statements and other information with the SEC. We make available through our website at http://www.endo.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings on or after the date of this prospectus, until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

•	our Current Reports on Form 8-K filed with the SEC on January 8, 2015, January 15, 2015, January 20, 2015 (relating to the settlement of certain litigation), January 20, 2015 (announcing the commencement of an offering of senior unsecured notes), January 21, 2015, January 27, 2015, January 29, 2015, March 4, 2015, March 11, 2015, April 30, 2015, May 18, 2015, May 21, 2015, June 2, 2015 (risk factors relating to Par), June 2, 2015 (recast Endo audited financial statements and other financial information for discontinued operations) and June 2, 2015 (financial statements of Par and Auxilium, and Endo pro forma condensed combined financial information), and Form 8-K/A filed with the SEC on January 30, 2015; and

•	the portions of our definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2015 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You should direct requests for documents by writing to:

Endo International plc

First Floor, Minerva House, Simmonscourt Road

Ballsbridge, Dublin 4, Ireland

Tel.: 011-353-1-268-2000

Attention: Secretary

No person is authorized to give any information or represent anything not contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

USE OF PROCEEDS

Unless otherwise specified in connection with a particular offering of securities, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Three Months Ended March 31,	Year Ended December 31,
	2015	2014	2013	2012	2011	2010
		(dollars in thousands)
Ratio of Earnings to Fixed Charges(1)	0.8x	1.4x	3.1x	0.9x	3.0x	8.5x

(1)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income from equity investments plus fixed charges. Fixed charges consist of interest, whether capitalized or expensed, amortization of issuance costs and the estimated interest component of rent expense.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the ordinary shares, debt securities, warrants, subscription rights, share purchase contracts or share purchase units that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF SHARE CAPITAL

The following description of certain terms of our share capital does not purport to be complete and is qualified in its entirety by reference to the Irish Companies Act 2014 (the “Companies Act”) and the complete text of our memorandum and articles of association. For more information on how you can obtain our memorandum and articles of association, see “Where You Can Find More Information” on page 6. You should read those laws and documents carefully.

Capital Structure

Authorized Share Capital

Our authorized share capital is €40,000 and $100,000, divided into 4,000,000 euro deferred shares of €0.01 each and 1,000,000,000 ordinary shares of $0.0001 each, respectively.

We may issue shares subject to the maximum authorized share capital contained in our memorandum and articles of association. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes cast at a general meeting of our shareholders (referred to under Irish law as an “ordinary resolution”). The shares comprising our authorized share capital may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish company law, the directors of a company may issue new ordinary shares without shareholder approval once authorized to do so by the memorandum and articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization must include the maximum amount that may be allotted and may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. Our articles of association authorize our board of directors to issue new ordinary shares without shareholder approval for a period of five years from the date on which they were adopted, which occurred on February 25, 2014.

The rights and restrictions to which our ordinary shares are subject are prescribed in our articles of association.

We may, by ordinary resolution and without obtaining any vote or consent of the holders of any class or series of shares, unless expressly provided by the terms of that class or series of shares, provide from time to time for the issuance of other classes or series of shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

Irish law does not recognize fractional shares held of record. Accordingly, our articles of association do not provide for the issuance of fractional shares, and our official Irish register will not reflect any fractional shares.

Whenever an alteration as a result of an issuance or reorganization, consolidation, division or subdivision of our share capital would result in any shareholder becoming entitled to fractions of a share, no such fractions shall be issued or delivered to any shareholder. All such fractions of a share will be aggregated into whole shares and sold in the open market at prevailing market prices and the aggregate cash proceeds from such sale (net of tax, commissions, costs and other expenses) shall be distributed on a pro rata basis, rounding down to the nearest cent, to each shareholder who would otherwise have been entitled to receive fractions of a share.

Issued Share Capital

As of June 1, 2015, 178.8 million of our ordinary shares and 4 million of our euro deferred shares were issued and outstanding.

Preemption Rights and Share Options

Under Irish law, certain statutory pre-emption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, we have opted out of these pre-emption rights in our articles of association as permitted under Irish company law. Because Irish law requires this opt-out to be renewed every five years by a resolution approved by not less than 75% of the votes of our shareholders cast at a general meeting (referred to under Irish law as a “special resolution”), this opt-out must be so renewed in accordance with Irish statutory requirements. If the opt-out is not renewed, shares issued for cash must be offered our existing shareholders on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. The statutory pre-emption rights do not apply where shares are issued for non-cash consideration (such as in a share-for-share acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee option or similar equity plan.

Our memorandum and articles of association provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which we are subject, our board of directors is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as our board of directors deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as our board of directors may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Act provides that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. We are subject to the rules of NASDAQ, TSX and the United States Internal Revenue Code of 1986 (the “Code”) that require shareholder approval of certain equity plan and share issuances. Our board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit).

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless our net assets are equal to, or in excess of, the aggregate of our called up share capital plus undistributable reserves and the distribution does not reduce our net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which our accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed our accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital. The determination as to whether or not we have sufficient distributable reserves to fund a dividend must be made by reference to our “relevant accounts.” Our “relevant accounts” will be either our last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Act (not in accordance with U.S. GAAP), which give a “true and fair view” of our unconsolidated financial position and accord with accepted accounting practice. Our relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Our memorandum and articles of association authorize our board of directors to declare dividends without shareholder approval to the extent they appear justified by profits. Our board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting and may direct that the payment be made by distribution of assets, shares or cash. No dividend issued may exceed the amount recommended by our board of directors.

Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in dollars or any other currency. Our board of directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to us in relation to our shares.

Share Repurchases, Redemptions and Conversions

Overview

Our memorandum and articles of association provide that any ordinary share that we have agreed to acquire shall be deemed to be a redeemable share, unless our board of directors resolves otherwise. Accordingly, for Irish company law purposes, our repurchase of ordinary shares will technically be effected as a redemption of those shares as described below under “—Repurchases and Redemptions by Endo.” If our memorandum and articles of association did not contain such provision, all repurchases we undertake would be subject to many of the same rules that apply to purchases of our ordinary shares by our subsidiaries described below under “Purchases by Subsidiaries of Endo,” including the shareholder approval requirements described below, and the requirement that any purchases on market be effected on a “recognized stock exchange,” which, for purposes of the Companies Act, includes NASDAQ but does not include TSX.

Except where otherwise noted, references elsewhere in this prospectus to repurchasing or buying back our ordinary shares refer to the redemption of ordinary shares by us or the purchase of our ordinary shares by one of our subsidiaries, in each case in accordance with our memorandum and articles of association and Irish law as described below.

Repurchases and Redemptions by Endo

Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. We may only issue redeemable shares if the nominal value of our issued share capital that is not redeemable is not less than 10% of the nominal value of our total issued share capital. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Based on the provision of our memorandum and articles of association described above, shareholder approval will not be required to redeem our ordinary shares.

We may also be given an additional general authority to purchase our own shares on market, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by our subsidiaries as described below.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by us at any time must not exceed 10% of the nominal value of our issued share capital. We may not exercise any voting rights in respect of any shares held as treasury shares. We may cancel or re-issue treasury shares subject to certain conditions.

Purchases by Subsidiaries of Endo

Under Irish law, an Irish or non-Irish subsidiary may purchase our shares either on market or off market. For one of our subsidiaries to make purchases on market of our ordinary shares, our shareholders must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by one of our subsidiaries of our ordinary shares is required. For an off-market purchase by one of our subsidiaries, the proposed purchase contract must be authorized by special resolution of our shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by our shareholders at our registered office.

The number of shares held by our subsidiaries at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of our issued share capital. While a subsidiary holds our shares, it cannot exercise any voting rights in respect of those shares. The acquisition of our ordinary shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Bonus Shares

Under our memorandum and articles of association, upon recommendation of our board of directors, our shareholders by ordinary resolution may authorize our board of directors to capitalize any amount for the time being standing to the credit of any of our reserves (including any capital redemption reserve fund or share premium account) or to the credit of profit and loss account for issuance and distribution to shareholders as fully paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Lien on Shares, Calls on Shares and Forfeiture of Shares

Our memorandum and articles of association provide that we have a first and paramount lien on every share that is not a fully paid up share for all amounts payable at a fixed time or called in respect of that share. Subject to the terms of their allotment, our board of directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the memorandum and articles of association of an Irish public company limited by shares such as Endo and are only applicable to our shares that have not been fully paid up.

Consolidation and Division; Subdivision

Under our articles of association, we may, by ordinary resolution, consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares or subdivide our shares into smaller amounts than is fixed by our memorandum of association.

Reduction of Share Capital

We may, by ordinary resolution, reduce our authorized share capital in any way. We also may, by special resolution (approval by not less than 75% of the votes cast at a general meeting of our shareholders) and subject to confirmation by the Irish High Court, reduce or cancel our issued share capital in any way permitted by the Companies Act.

Election of Directors

The Companies Act provides for a minimum of two directors on the board of an Irish company, save for a private company limited by shares. Our memorandum and articles of association provide that the exact number of directors shall be fixed from time to time by resolution of our board of directors or by resolution adopted by the vote of a majority of the shareholders provided that in the event of a conflict between the resolution of our board of directors or the resolution of our shareholders, the shareholders’ resolution shall govern. Our memorandum and articles of association further provide that the number of directors shall (subject to automatic increases to accommodate the exercise of the rights of holders of any class or series of shares then in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series) not be less than five nor more than twelve.

Our board of directors currently consists of ten members. On April 28, 2015, John J. Delucca informed our board of directors that he does not intend to stand for re-election at the 2015 annual general meeting but will continue to serve as a director of the Company until expiration of his current term on June 9, 2015, after which the board of directors will consist of nine members.

At each annual general meeting, all of our directors shall retire from office and be re-eligible for re-election. Upon the resignation or termination of office of any director, if a new director shall be appointed to our board of directors, he or she will be designated to fill the vacancy arising.

Each director shall hold office until the next annual meeting and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

Directors are elected by ordinary resolution at a general meeting. Irish law requires majority voting for the election of directors, which could result in the number of directors falling below the prescribed minimum number of directors due to the failure of nominees to be elected. Accordingly, our memorandum and articles of association provide that if, at any general meeting of shareholders, the number of directors is reduced below the minimum prescribed by our memorandum and articles of association, which minimum is determined by our board of directors in its discretion, due to the failure of any person nominated to be a director to be elected, then, in such circumstances, the nominee or nominees who receive the highest number of votes in favor of election will be elected in order to maintain such prescribed minimum number of directors. Each director elected in this manner will remain a director (subject to the provisions of the Companies Act and our memorandum and articles of association) only until the conclusion of our next annual general meeting unless he or she is re-elected.

Removal of Directors; Vacancies

Under the Companies Act and notwithstanding anything contained in our memorandum and articles of association or in any agreement between us and a director, our shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against us in respect of his or her removal. Our memorandum and articles of association provide that our board of directors may fill any vacancy occurring on our board of directors. If our board of directors fills a vacancy, the director’s term expires at the next annual general meeting. A vacancy on our board of directors created by the removal of a director may be filled by our shareholders at the meeting at which such director is removed.

Annual Meetings of Shareholders

We are required to hold an annual general meeting at intervals of no more than 15 months from the previous annual general meeting, provided that an annual general meeting is held in each calendar year following our first annual general meeting. Each general meeting will be held at such time and place as designated by our board of directors and as specified in the notice of meeting. Subject to section 176 of the Companies Act, all general meetings may be held outside of Ireland.

The only matters that must, as a matter of Irish law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the review by the members of the company’s affairs, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same).

If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

The provisions of our memorandum and articles of association relating to general meetings will apply to every such general meeting of the holders of any class of shares except that the necessary quorum shall be one person holding or representing by proxy at least one-half of the issued shares of such class.

Our memorandum and articles of association provide that a resolution may only be put to vote at a general meeting or of the holders of any class of shares if (i) it is specified in the notice of the meeting; (ii) it is proposed by or at the direction of the board of directors; (iii) it is proposed at the direction of a court of competent jurisdiction; (iv) it is proposed on the requisition in writing of the holder of the share as is prescribed by, and is made in accordance with, section 178 of the Companies Act; (v) the chairman of the meeting in his or her absolute discretion decides that the resolution may properly be regarded as within the scope of the meeting; or (vi) it is proposed in accordance with the procedures and requirements set out in our articles with respect to nominations of directors.

Extraordinary General Meetings of Shareholders

Extraordinary general meetings are generally held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting, only such business shall be conducted as is set forth in the notice thereof.

In the case of an extraordinary general meeting convened by our shareholders, the purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, our board of directors has 21 days to convene a meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If our board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of our receipt of the requisition notice.

If our board of directors becomes aware that our net assets are not greater than half of the amount of our called-up share capital, it must convene an extraordinary general meeting of our shareholders not later than 28 days from the date that the directors learn of this fact to consider how to address the situation.

Record Date; Notice Provisions

Our memorandum and articles of association provide that our board of directors may fix in advance a record date (i) to determine the shareholders entitled to notice of or to vote at a meeting of the shareholders that is no more than 60 days and no less than 10 days before the date of the meeting, and (ii) for the purpose of determining the shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose that is no more than 60 days prior to the date of payment of the dividend or the date of any other action to which the determination of shareholders is relevant. The record date may not precede the date upon which the resolution fixing the record date is adopted by our directors.

If the register of our shareholders is closed in connection with a meeting, it must be closed for at least five days preceding the meeting and the record date for determination of the shareholders entitled to receive notice of, and to vote at, that meeting will be the date of the closing of the register of our shareholders.

Notice of an annual or extraordinary general meeting must be given to all of our shareholders and to our auditors. Our memorandum and articles of association provide for a minimum notice period of 21 days for an annual general meeting, which is the minimum permitted under Irish law. In addition, under Irish law and our memorandum and articles of association, the minimum notice periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.

Advance Notice of Director Nominations and Other Proposals

The Companies Act provides that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals, as described under “—Extraordinary General Meetings of Shareholders.”

Our memorandum and articles of association provide that shareholder nominations of persons to be elected to our board of directors at an annual general meeting must be made following written notice to our secretary executed by a shareholder accompanied by certain background and other information specified in our memorandum and articles of association.

Such written notice and information must be received by our secretary not less than 60 days nor more than 90 days before the first anniversary of the date of our proxy statement for the prior year’s annual general meeting.

Quorum for General Meetings

Our memorandum and articles of association provide that no business shall be transacted at any general meeting unless a quorum is present. One or more shareholders present in person or by proxy holding not less than a majority of our issued and outstanding shares entitled to vote at the meeting in question constitute a quorum.

Voting

Each of our shareholders is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting.

Irish law requires approval of certain matters by “special resolution” of the shareholders at a general meeting. A special resolution requires the approval of not less than 75% of the votes of our shareholders cast at a general meeting at which a quorum is present. Ordinary resolutions, by contrast, require a simple majority of the votes cast at a general meeting at which a quorum is present.

Irish law requires special resolutions of our shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

•	amending the objects or our memorandum of association;

•	amending our articles of association;

•	approving a change in our name;

•	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	opting out of pre-emption rights on the issuance of new shares;

•	our re-registration from a public limited company to a private company;

•	variation of class rights attaching to classes of shares (where our articles of association do not provide otherwise);

•	purchase of our ordinary shares off market;

•	reduction of issued share capital;

•	resolving that we be wound up by the Irish courts;

•	resolving in favor of a shareholders’ voluntary winding-up;

•	re-designation of shares into different share classes; and

•	setting the re-issue price of treasury shares.

Variation of Rights Attaching to a Class or Series of Shares

Neither Irish law nor any of our constitutional documents places limitations on the right of non-resident or foreign owners to vote or hold our ordinary shares.

Under our articles of association and the Companies Act, any variation of class rights attaching to our issued shares must be approved by a special resolution of the shareholders of the affected class or with the consent in writing of the holders of three-quarters of all the votes of that class of shares.

The provisions of our articles of association relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined in reference to the shares of the holders of the class. Accordingly, for general meetings of holders of a particular class of shares, a quorum consists of one or more persons holding or representing by proxy at least one-half of the issued shares of the class.

Action by Written Consent

The Companies Act provides that shareholders may approve a resolution without a meeting if (i) all shareholders sign the written resolution and (ii) the company’s memorandum and articles of association permit written resolutions of shareholders. Our memorandum and articles of association permit written resolutions of our shareholders where such resolutions are unanimous.

Amendment of Constituent Documents

Irish companies may only alter their memorandum and articles of association by the passing of a special resolution of shareholders.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of our memorandum and articles of association and any act of the Irish government which alters our memorandum; (ii) inspect and obtain copies of the minutes of our general meetings and resolutions; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers that we maintain; (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any of our subsidiaries which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. Our auditors will also have the right to inspect all of our books, records and vouchers. The auditors’ report must be circulated to our shareholders with our financial statements prepared in accordance with Irish law 21 days before the annual general meeting and must be read to the shareholders at our annual general meeting.

Acquisitions

An Irish public limited company may be acquired in a number of ways, including:

•	a court-approved scheme of arrangement under the Companies Act. A scheme of arrangement requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

•	through a tender or takeover offer by a third party for all of our shares. Where the holders of 80% or more of our ordinary shares have accepted an offer for their shares in us, the remaining shareholders may also be statutorily required to transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If our shares were to be listed on the Irish Stock Exchange or another regulated stock exchange in the European Union, this threshold would be increased to 90%; and

•	it is also possible for us to be acquired by way of a transaction with a European Union-incorporated company under the European Union Cross-Border Mergers Directive 2005/56/EC. Such a transaction must be approved by a special resolution and by the Irish courts. If we are being merged with another European Union company under the European Union Cross-Border Mergers Directive 2005/56/EC and the consideration payable to our shareholders is not all in the form of cash, our shareholders may be entitled to require their shares to be acquired at fair value.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish company limited by shares such as Endo and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Switzerland, Turkey,

Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the transaction or (ii) of a company in which 90% of the shares are held by the other party to the transaction has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement.

Disclosure of Interests in Shares

Under the Companies Act, our shareholders must notify us if, as a result of a transaction, the shareholder will become interested in 3% or more of our shares; or if as a result of a transaction a shareholder who was interested in more than 3% of our shares ceases to be so interested. Where a shareholder is interested in more than 3% of our shares, the shareholder must notify us of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of our issued share capital (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. We must be notified within five business days of the transactions or alteration of the shareholder’s interests that gave rise to the notification requirement.

If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any of our ordinary shares he or she holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, we, under the Companies Act, may, by notice in writing, require a person whom we know or have reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in our relevant share capital to: (i) indicate whether or not it is the case; and (ii) where such person holds or has during that time held an interest in our shares, to provide additional information, including the person’s own past or present interests in our shares. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, we may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Companies Act, as follows:

•	any transfer of those shares, or, in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

•	no voting rights shall be exercisable in respect of those shares;

•	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

•	no payment shall be made of any sums due from Endo on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

In the event we are in an offer period pursuant to the Irish Takeover Rules 2013, as amended, which are referred to in this prospectus as the “Irish Takeover Rules” or the “Takeover Rules,” accelerated disclosure provisions apply for persons holding an interest in our securities of 1% or more.

Anti-Takeover Provisions

Irish Takeover Rules and Substantial Acquisition Rules

A transaction in which a third party seeks to acquire 30% or more of our voting rights will be governed by the Irish Takeover Panel Act 1997, which is referred to in this prospectus as the “Takeover Panel Act,” and the

Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel, which is referred to in this prospectus as the “Panel.” The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Panel:

•	in the event of an offer, all holders of security of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

•	the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•	false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•	a bidder must announce an offer only after ensuring that he or she can fulfill in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•	a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

•	a substantial acquisition of securities (whether such acquisition is to be effected by one transactions or a series of transaction) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires our shares or other voting rights in Endo may be required under the Takeover Rules to make a mandatory cash offer for our remaining outstanding shares at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of the voting rights in Endo, unless the Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% and 50% of the voting rights in Endo would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a person makes a voluntary offer to acquire our outstanding ordinary shares, the offer price must be no less than the highest price paid for our ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Panel has the power to extend the “look back” period to 12 months if the Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired our ordinary shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of our total ordinary shares or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of our total ordinary shares in the 12-month period prior to the commencement of the offer period if the Panel, taking into account the General Principles, considers it just and proper to do so. An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of Endo. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of Endo is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Endo and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Takeover Rules, our board of directors is not permitted to take any action which might frustrate an offer for our shares once our board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions.

Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

•	the action is approved by our shareholders at a general meeting; or

•	the Panel has given its consent, where:

•	it is satisfied the action would not constitute frustrating action;

•	our shareholders that hold 50% of the voting rights in Endo state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

•	the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

•	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Rights Agreement

Our memorandum and articles of association expressly authorize the adoption of a shareholders’ rights plan. Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure.

However, there is no directly relevant case law on the validity of such plans under Irish law and their interaction with the Irish Takeover Rules and the General Principles underlying the Irish Takeover Rules.

Subject to the Irish Takeover Rules described above, our board of directors also has power to issue any authorized and unissued shares on such terms and conditions as it may determine and any such action should be taken in our best interests.

Certain other provisions of Irish law or our memorandum and articles of association may be considered to have anti-takeover effects, including those described in “—Capital Structure—Authorized Share Capital,” “—Preemption Rights and Share Options,” “—Removal of Directors; Vacancies,” “—Advance Notice of Director Nominations and Other Proposals,” “—Amendment of Constituent Documents,” “—Disclosure of Interests in Shares.”

Legal Name; Formation; Fiscal Year; Registered Office

Our legal and commercial name is Endo International plc. We were incorporated in Ireland on October 31, 2013 as a private limited company, under the name Sportwell Limited (registration number 534814). We re-registered to a public limited company on February 18, 2014. Our fiscal year ends on December 31 and our registered office is at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland.

Duration; Dissolution; Rights upon Liquidation

Our duration is unlimited. We may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding-up, a special resolution of shareholders is required. We may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where we have failed to file certain returns.

The rights of the shareholders to a return of our assets on dissolution or winding up, following the settlement of all claims of creditors are prescribed in our articles of association.

Uncertificated Shares

Unless otherwise provided for by our board of directors or the rights attaching to or by the terms of issue of any particular shares in our capital, or to the extent required by any stock exchange, depository, or any operator of any clearance or settlement system, no person whose name is entered as a member in our register of members will be entitled to receive a share certificate for any or all shares of each class held by him or her (nor on transferring a part of holding to a certificate for the balance).

Stock Exchange Listing

Our ordinary shares are traded on NASDAQ under the ticker symbol “ENDP,” and on TSX under the ticker symbol “ENL.”

No Sinking Fund

Our ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

Any of our ordinary shares offered under any applicable prospectus supplement will be duly and validly issued and fully-paid.

Transfer and Registration of Shares

An affiliate of our transfer agent, Computershare Investor Services Inc., Computershare Investor Services (Ireland) Limited, maintains the share register, registration in which will be determinative of membership in Endo. Each of our shareholders who holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in our official share register, as the depository or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law in order to register on our official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares.

An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on our official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.

Any transfer of our ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. Our articles of association allows us, in our absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, we are (on our own behalf or on behalf of our affiliates) entitled to (i) seek reimbursement from the buyer or seller (at our discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at our discretion) and (iii) claim a lien against our ordinary shares on which we have paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in our ordinary shares has been paid unless one or both of such parties is otherwise notified by us.

Our memorandum and articles of association delegate to our secretary (or duly appointed nominee) the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of our ordinary shares occurring through normal electronic systems, we intend to regularly produce any required instruments of transfer in connection with any transactions for which we pay stamp duty (subject to the reimbursement and set-off rights described above). In the event that we notify one or both of the parties to a share transfer that we believe stamp duty is required to be paid in connection with the transfer and that we will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from us for this purpose) or request that we execute an instrument of transfer on behalf of the transferring party in a form determined by us. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to our transfer agent, the buyer will be registered as the legal owner of the relevant shares on our official Irish share register (subject to the matters described below). The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

DESCRIPTION OF DEBT SECURITIES

We may offer unsecured debt securities in one or more series which may be senior, subordinated or junior subordinated, and which may be convertible into another security.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to those debt securities, will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, each series of our debt securities will be issued under an indenture to be entered into between us and Wells Fargo Bank, National Association, as trustee. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939, as amended (“TIA”). You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and indenture supplement, if any, in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of that series of debt securities. Authorizing resolutions, a certificate or a supplemental indenture will set forth the specific terms of each series of debt securities. These terms may include, among others, the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

•	whether the debt securities will be senior, subordinated or junior subordinated;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining same;

•	the interest rate(s) or the method for determining same;

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	any additions to or changes in the covenants that apply to such debt securities;

•	any additions or changes in the defaults and events of default applicable to the particular or series of debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•	additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•	any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of any other debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in the applicable prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $200,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares, debt securities or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the ordinary shares, debt securities or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other specific terms of the warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase ordinary shares, debt securities or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of ordinary shares, debt securities or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each shareholder;

•	the number and terms of the shares of ordinary shares, debt securities or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate if we offer subscription rights, see “Where You Can Find More Information” on page 6. We urge you to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

We may issue share purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of our ordinary shares at a future date or dates. The price per share and the number of shares may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts. The share purchase contracts may be entered into separately or as a part of a share purchase unit that consists of (a) a share purchase contract; (b) warrants; and/or (c) debt securities or debt obligations of third parties (including United States treasury securities or other share purchase contracts), that would secure the holders’ obligations to purchase ordinary shares under the share purchase contract. The share purchase contracts may require us to make periodic payments to the holders of the share purchase units. These payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The share purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

The applicable prospectus supplement will describe the terms of any share purchase contract or share purchase unit and will contain a summary of certain United States federal income tax consequences applicable to the share purchase contracts and share purchase units.

SELLING SHAREHOLDERS

Selling shareholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, our ordinary shares in various private transactions. Such selling shareholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as “selling shareholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each of the selling shareholders and the number of our ordinary shares beneficially owned by such selling shareholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling shareholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

LEGAL MATTERS

Unless otherwise specified in connection with the particular offering of any securities, the validity of the debt securities, warrants, subscription rights, share purchase contracts and share purchase units that may be issued or resold under this prospectus will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The validity of the ordinary shares that may be issued under this prospectus and particular matters concerning the laws of Ireland will be passed upon by A&L Goodbody, Dublin, Ireland.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Endo International plc’s Current Report on Form 8-K filed with the SEC on June 2, 2015 for the year ended December 31, 2014 and the audited historical financial statements of Auxilium Pharmaceuticals, Inc. included in Item 9.01 of Endo International plc’s Current Report on Form 8-K dated June 2, 2015 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements, and the consolidated financial statement schedule, of Endo Health Solutions Inc. (now known as Endo International plc) and subsidiaries as of December 31, 2013, and for each of the two years in the period ended December 31, 2013, incorporated by reference in this prospectus from our Current Report on Form 8-K filed with the SEC on June 2, 2015, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Par Pharmaceutical Holdings, Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the two years in the period ended December 31, 2014, incorporated in this prospectus by reference from our Current Report on Form 8-K filed with the SEC on June 2, 2015, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Par Pharmaceutical Holdings, Inc. and subsidiaries comprised of the consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows for the period July 12, 2012 (Date of Inception) through December 31, 2012 (Successor), incorporated by reference in this prospectus from our Current Report on Form 8-K filed with the SEC on June 2, 2015, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the merger transaction with Par Pharmaceutical Companies, Inc. and Sky Growth Acquisition Corporation). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Par Pharmaceutical Companies, Inc. and subsidiaries comprised of the consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows for the period January 1, 2012 through September 28, 2012 (Predecessor), incorporated by reference in this prospectus from our Current Report on Form 8-K filed with the SEC on June 2, 2015, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the merger transaction with Par Pharmaceutical Companies, Inc. and Sky Growth Acquisition Corporation). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses (all of which will be borne by the registrant unless otherwise provided in the applicable prospectus supplement) incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions (if any). All of the amounts shown are estimates, except the SEC registration fee.

SEC registration fee	*
Rating agency fees	$ **
Trustee fees and expenses	**
Printing and distributing	**
Legal fees and expenses	**
Accounting fees and expenses	**
Miscellaneous	**

Total	$ **

*	Deferred in reliance on Rule 456(b) and 457(r).
**	These fees and expenses are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15.  Indemnification of Directors and Officers

Subject to the provisions of and so far as may be admitted by the Companies Act, each of our directors and our secretary shall be entitled to be indemnified by us against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as an officer or employee of Endo and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court.

In addition, as far as is permissible under the Companies Act, we shall indemnify any of our current or former executive officers (excluding any of our present or former directors or our secretary), or any person who is serving or has served at our request as a director or executive officer of another company, joint venture, trust or other enterprise, including any of our subsidiaries, each of which we refer to in this prospectus as a covered person, against any expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved, which we refer to in this prospectus as a proceeding, by reason of the fact that he or she is or was a covered person; provided, however, that this provision shall not indemnify any covered person against any liability arising out of (a) any fraud or dishonesty in the performance of such covered person’s duty to us, or (b) such covered person’s conscious, intentional or willful breach of the obligation to act honestly and in good faith with a view to our best interests.

The foregoing summaries are qualified in their entirety to the terms and provisions of such arrangements.

In connection with an offering of the securities registered hereunder, the registrant may enter into an underwriting agreement which may provide that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act.

See also the undertakings set out in response to Item 17 herein.

Item 16.  Exhibits and Financial Statement Schedules.

The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3.

Exhibit Number	Description

1.1*	Form of Underwriting Agreement for Ordinary Shares.

1.2*	Form of Underwriting Agreement for Debt Securities.

1.3*	Form of Underwriting Agreement for Warrants.

1.4*	Form of Underwriting Agreement for Subscription Rights.

1.5*	Form of Underwriting Agreement for Share Purchase Contracts.

1.6*	Form of Underwriting Agreement for Share Purchase Units.

3.1(1)	Certificate of Incorporation on re-registration as a public limited company of Endo International plc.

3.2(1)	Memorandum and Articles of Association of Endo International plc.

4.1(2)	Specimen Ordinary Share Certificate of Endo International plc.

4.2**	Indenture, dated as of June 2, 2015, between Endo International plc and Wells Fargo Bank, National Association, as trustee.

4.3*	Form of Debt Securities.

4.4*	Form of Warrant Agreement (including form of Warrant Certificate).

4.5*	Form of Subscription Rights Agreement (including form of Subscription Rights Certificate).

4.6*	Form of Share Purchase Contract Agreement (including form of Share Purchase Contract Certificate).

4.7*	Form of Share Purchase Unit Agreement (including form of Share Purchase Unit Certificate).

5.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

5.2**	Opinion of A&L Goodbody.

12.1**	Computation of Ratios of Earnings to Fixed Charges.

23.1**	Consent of PricewaterhouseCoopers, LLP, independent registered public accounting firm for Endo International plc.

23.2**	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Endo Health Solutions Inc.

23.3**	Consent of PricewaterhouseCoopers, LLP, independent registered public accounting firm for Auxilium Pharmaceuticals, Inc.

23.4**	Consent of Ernst & Young LLP, independent registered public accounting firm for Par Pharmaceutical Holdings, Inc.

Exhibit Number	Description

23.5**	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Par Pharmaceutical Holdings, Inc. (Successor)

23.6**	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Par Pharmaceutical Companies, Inc. (Predecessor)

23.7**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1 to this Registration Statement).

23.8**	Consent of A&L Goodbody (contained in Exhibit 5.2 to this Registration Statement).

24.1**	Power of Attorney (included as part of the signature page to this Registration Statement).

25.1**	Form T-1 of Statement of Eligibility under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association, as trustee under the Debt Securities Indenture.

*	To be filed by amendment to this Registration Statement or incorporated by reference from documents filed or to be filed with the SEC under the Exchange Act.
**	Filed herewith.
(1)	Incorporated by reference to our Current Report on Form 8-K12B filed with the SEC on February 28, 2014.
(2)	Incorporated by reference to our Registration Statement on Form S-8 filed with the SEC on February 28, 2014.

Item 17.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report, pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, State of Pennsylvania, on June 2, 2015.

ENDO INTERNATIONAL PLC

By:	/s/ Rajiv De Silva
	Name:	Rajiv De Silva
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

BE IT KNOWN BY THESE PRESENTS: That each person whose name is signed hereto has made, constituted and appointed, and does hereby make, constitute and appoint Rajiv De Silva, Suketu P. Upadhyay and Matthew J. Maletta his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution for him or her and his or her name, place and stead, in any and all capacities to sign the Registration Statement on Form S-3 to be filed in connection with the offerings of securities of Endo International plc and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Rajiv De Silva Rajiv De Silva	President, Chief Executive Officer and Director (Principal Executive Officer)	June 2, 2015

/s/ Suketu Upadhyay Suketu Upadhyay	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 2, 2015

/s/ Daniel A. Rudio Daniel A. Rudio	Vice President and Controller (Principal Accounting Officer)	June 2, 2015

/s/ Roger H. Kimmel Roger H. Kimmel	Chairman of the Board of Directors	June 2, 2015

/s/ Shane M. Cooke Shane M. Cooke	Director	June 2, 2015

/s/ John J. Delucca John J. Delucca	Director	June 2, 2015

Signature	Title	Date

/s/ Arthur J. Higgins Arthur J. Higgins	Director	June 2, 2015

/s/ Nancy J. Hutson, Ph.D. Nancy J. Hutson, Ph.D.	Director	June 2, 2015

/s/ Michael Hyatt Michael Hyatt	Director	June 2, 2015

/s/ William P. Montague William P. Montague	Director	June 2, 2015

/s/ Jill D. Smith Jill D. Smith	Director	June 2, 2015

/s/ William F. Spengler William F. Spengler	Director	June 2, 2015

/s/ Matthew J. Maletta Matthew J. Maletta	Authorized Representative in the United States	June 2, 2015

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement for Ordinary Shares.

1.2*	Form of Underwriting Agreement for Debt Securities.

1.3*	Form of Underwriting Agreement for Warrants.

1.4*	Form of Underwriting Agreement for Subscription Rights.

1.5*	Form of Underwriting Agreement for Share Purchase Contracts.

1.6*	Form of Underwriting Agreement for Share Purchase Units.

3.1(1)	Certificate of Incorporation on re-registration as a public limited company of Endo International plc.

3.2(1)	Memorandum and Articles of Association of Endo International plc.

4.1(2)	Specimen Ordinary Share Certificate of Endo International plc.

4.2**	Indenture, dated as of June 2, 2015, between Endo International plc and Wells Fargo Bank, National Association, as trustee.

4.3*	Form of Debt Securities.

4.4*	Form of Warrant Agreement (including form of Warrant Certificate).

4.5*	Form of Subscription Rights Agreement (including form of Subscription Rights Certificate).

4.6*	Form of Share Purchase Contract Agreement (including form of Share Purchase Contract Certificate).

4.7*	Form of Share Purchase Unit Agreement (including form of Share Purchase Unit Certificate).

5.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

5.2**	Opinion of A&L Goodbody.

12.1**	Computation of Ratios of Earnings to Fixed Charges.

23.1**	Consent of PricewaterhouseCoopers, LLP, independent registered public accounting firm for Endo International plc.

23.2**	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Endo Health Solutions Inc.

23.3**	Consent of PricewaterhouseCoopers, LLP, independent registered public accounting firm for Auxilium Pharmaceuticals, Inc.

23.4**	Consent of Ernst & Young LLP, independent registered public accounting firm for Par Pharmaceutical Holdings, Inc.

23.5**	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Par Pharmaceutical Holdings, Inc. (Successor)

23.6**	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Par Pharmaceutical Companies, Inc. (Predecessor)

23.7**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1 to this Registration Statement).

23.8**	Consent of A&L Goodbody (contained in Exhibit 5.2 to this Registration Statement).

Exhibit Number	Description

24.1**	Power of Attorney (included as part of the signature page to this Registration Statement).

25.1**	Form T-1 of Statement of Eligibility under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association, as trustee under the Debt Securities Indenture.

*	To be filed by amendment to this Registration Statement or incorporated by reference from documents filed or to be filed with the SEC under the Exchange Act.
**	Filed herewith.
(1)	Incorporated by reference to our Current Report on Form 8-K12B filed with the SEC on February 28, 2014.
(2)	Incorporated by reference to our Registration Statement on Form S-8 filed with the SEC on February 28, 2014.